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Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Form S-8 as filed on March 23, 2010 of our report dated June 17, 2009 with respect to the statements of net assets available for plan benefits of CH2M HILL Retirement and Tax-Deferred Savings Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for plan benefits for the year ended December 31, 2008, and the related supplemental schedules as of and for the year ended December 31, 2008, which appear in the December 31, 2008 annual report on Form 11-K of CH2M HILL Retirement and Tax-Deferred Savings Plan.

Ehrhardt Keefe Steiner & Hottman PC

March 23, 2010
Boulder, Colorado

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM